Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kezar Life Sciences, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-225769 and 333-230520) on Form S-8 and the registration statement (No. 333-232542) on Form S-3 of Kezar Life Sciences, Inc. and subsidiary of our report dated March 12, 2020, with respect to the consolidated balance sheets of Kezar Life Sciences, Inc. and subsidiary as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Kezar Life Sciences, Inc. and subsidiary.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standards Update 2016-02, Leases (Topic 842).

/s/ KPMG LLP

San Francisco, California
March 12, 2020